As filed with the Securities and Exchange Commission on December 27, 2023

Registration No. 333-90562

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	22-1657413
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Leonberg Road

Pittsburgh, PA 16066

(Address of Principal Executive Offices)

P&F INDUSTRIES, INC. 2002 STOCK INCENTIVE PLAN

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

(302) 636-5401

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,“ smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

P & F Industries, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its Registration Statement on Form S-8, File No. 333-90562, filed on June 14, 2002, registering 1,100,000 shares of the Company’s Class A Common Stock, $1.00 par value per share (the “Common Stock”) for issuance under the P&F Industries, Inc. 2002 Stock Incentive Plan (the “Registration Statement”).

On December 20, 2023, pursuant to an Agreement and Plan of Merger dated October 13, 2023, by and among the Company, Tools AcquisitionCo, LLC, a Delaware limited liability company (“Parent”), and Tools MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), MergerSub merged with and into the Company with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania on this 27th day of December, 2023.

P & F Industries, Inc.

By: /s/ Thomas D’Ovidio
Thomas D’Ovidio
Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.